UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary information statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☒	Definitive information statement

Eclipse Resources Corporation

(Name of Registrant as Specified in its Charter)

Payment of filing fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction: $

	(5)	Total fee paid: $

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

ECLIPSE RESOURCES CORPORATION

2121 OLD GATESBURG ROAD, SUITE 110

STATE COLLEGE, PENNSYLVANIA 16803

December 26, 2017

Dear Stockholder:

This information statement is being furnished to the holders of common stock of Eclipse Resources Corporation (the “Company”) to provide our stockholders with notice of corporate action expected to occur on or about January 16, 2018.

EnCap Energy Capital Fund VIII, L.P., EnCap Energy Capital Fund VIII Co-Investors, L.P., and EnCap Energy Capital Fund IX, L.P., affiliates of EnCap Investments L.P. (“EnCap”), which collectively hold a majority of our outstanding common stock, approved the issuance of shares of our common stock, by written consent in lieu of a meeting as permitted by Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”) and Section 2.14 of our amended and restated bylaws. The shares of common stock are being issued to Travis Peak Resources, LLC (“Travis Peak”), an affiliate of EnCap, as consideration for the purchase by Eclipse Resources-PA, LP (“Eclipse PA”), a wholly owned subsidiary of the Company, of certain oil and gas leases, wells and other oil and gas rights and interests held by Travis Peak covering approximately 44,500 net acres located in the counties of Tioga and Potter in the Commonwealth of Pennsylvania, in accordance with a purchase and sale agreement between Eclipse PA, Travis Peak, and the Company, dated December 8, 2017. The aggregate purchase price payable for such acquisition is $93.7 million (subject to certain customary purchase price adjustments) and is payable entirely in shares of the Company’s common stock.

We are furnishing this information statement to provide you with important information about this matter. In addition, this information statement serves as notice of the actions taken by written consent by the stockholders of the Company in lieu of a meeting of stockholders to approve the issuance of common stock in connection with the aforementioned transaction in accordance with Section 228(e) of the DGCL. Please read this information statement carefully. We thank you for your continued support.

/s/ Benjamin W. Hulburt
Benjamin W. Hulburt Chairman of the Board, President and Chief Executive Officer

ECLIPSE RESOURCES CORPORATION

2121 OLD GATESBURG ROAD, SUITE 110

STATE COLLEGE, PENNSYLVANIA 16803

December 26, 2017

INFORMATION STATEMENT AND NOTICE OF ACTIONS TAKEN WITHOUT A MEETING

SUMMARY

We are furnishing this information statement and notice of actions taken without a meeting to our stockholders in connection with the approval by the holders of a majority of the outstanding shares of our common stock by written consent of the matters described below. All corporate approvals by or on behalf of the Company required for these matters have been obtained and this information statement is furnished solely for the purpose of informing and notifying our stockholders of these corporate actions in the manner required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 228(e) of the General Corporation Law of the State of Delaware (the “DGCL”).

Unless the context requires otherwise, references to the “Company,” “Eclipse,” “our,” “us,” “we” and like terms refer to Eclipse Resources Corporation and its consolidated subsidiaries.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

The record date for determining stockholders entitled to receive this information statement has been established as the close of business on December 8, 2017. As of the close of business on such date, there were 262,740,355 shares of our common stock, par value $0.01 per share (“common stock”), issued and outstanding.

ACTIONS APPROVED BY WRITTEN CONSENT

The corporate actions described in this information statement were approved by the written consent of the holders of a majority of the outstanding shares of our common stock in accordance with Section 228 of the DGCL and Section 2.14 of our amended and restated bylaws. Specifically, on December 8, 2017, EnCap Energy Capital Fund VIII, L.P., EnCap Energy Capital Fund VIII Co-Investors, L.P., and EnCap Energy Capital Fund IX, L.P. (the “EnCap Funds” or our “majority stockholders”), affiliates of EnCap Investments L.P. (“EnCap”), which collectively hold a majority of the outstanding shares of our common stock, approved by written consent the issuance of shares of our common stock. The shares of common stock are being issued to Travis Peak Resources, LLC (“Travis Peak”), an affiliate of EnCap, as consideration for the purchase by Eclipse Resources-PA, LP (“Eclipse PA”), a wholly owned subsidiary of the Company, of certain oil and gas leases, wells and other oil and gas rights and interests held by Travis Peak covering approximately 44,500 net acres located in the counties of Tioga and Potter in the Commonwealth of Pennsylvania (the “Travis Peak Acquisition”), pursuant to the Purchase and Sale Agreement (the “Purchase and Sale Agreement”), dated December 8, 2017, between Eclipse PA, Travis Peak, and the Company. The aggregate purchase price payable for the Travis Peak Acquisition is $93.7 million (subject to certain customary adjustments) (the “Purchase Price”) and is payable entirely in shares (the “Common Stock Consideration”) of the Company’s common stock. As of the close of business on December 8, 2017, there were 262,740,355 shares of our common stock issued and outstanding and the EnCap Funds collectively beneficially owned approximately 65.8% of such shares. Additionally, four of EnCap’s representatives serve as members of our board of directors.

The issuance of the Common Stock Consideration to Travis Peak will occur upon the closing of the Travis Peak Acquisition, which is expected to occur on or about January 16, 2018 (subject to the satisfaction of customary closing conditions), which is the first business day immediately following the 20th calendar day after the date this information statement is mailed to our stockholders that are entitled to notice thereof. The Purchase and Sale Agreement has an effective date of September 1, 2017 and contemplates a second closing for purposes of curing any title or environmental defects with respect to the properties being acquired by Eclipse PA in the Travis Peak Acquisition (the “Second Closing”). This information statement is being mailed to stockholders on or about December 26, 2017.

FORWARD-LOOKING STATEMENTS

The information discussed in this information statement, our filings with the Securities and Exchange Commission (the “SEC”) and our public releases include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in or incorporated by reference into this information statement regarding our proposed acquisitions and joint ventures, strategy, future operations, financial position, estimated revenues and income or losses, projected costs and capital expenditures, prospects, plans and objectives of management are forward-looking statements. When used in this information statement, the words “will,” “plan,” “would,” “could,” “endeavor,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are or were, when made, based on our current expectations and assumptions about future events and are or were, when made, based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Item 1A. Risk Factors” of our Annual Report on Form 10-K, filed with the SEC on March 3, 2017, and “Item 1A. Risk Factors” of our Quarterly Reports on Form 10-Q.

Forward-looking statements may include statements about, among other things:

•	leasehold and business acquisitions, such as the Travis Peak Acquisition and our option to acquire Cardinal NE Holdings, LLC, including statements regarding the expected timing of the completion of such acquisitions, our ability to complete such acquisitions considering the various closing conditions, the benefits of such acquisitions and their impact on our business, operations and assets, and any statements of assumptions underlying any of the foregoing;

•	realized prices for natural gas, natural gas liquids (“NGLs”) and oil and the volatility of those prices;

•	write-downs of our natural gas and oil asset values due to declines in commodity prices;

•	our business strategy;

•	our reserves, including the impact of current commodity prices on our estimated year end reserves;

•	general economic conditions;

•	our financial strategy, liquidity and capital required for developing our properties and the timing related thereto;

•	the timing and amount of future production of natural gas, NGLs and oil;

•	our hedging strategy and results;

•	future drilling plans;

•	our drilling joint venture with Sequel Energy Group LLC;

•	competition and government regulations, including those related to hydraulic fracturing;

•	the anticipated benefits under our commercial agreements;

•	marketing of natural gas, NGLs and oil;

•	leasehold terms expiring before production can be established;

•	the costs, terms and availability of gathering, processing, fractionation and other midstream services;

•	credit markets;

•	uncertainty regarding our future operating results, including initial production rates and liquid yields in our type curve areas; and

•	plans, objectives, expectations and intentions contained in this information statement that are not historical.

We caution you that the forward-looking statements pertaining to the Proposed Transactions (as defined below under “Actions by Written Consent”) described herein are subject to risks and uncertainties related to the benefits from, or completion of, the Proposed Transactions, including, without limitation, failure to satisfy any of the conditions precedent to the Proposed Transactions, adverse effects on the market price of our common stock and on our operating results because of a failure to complete the Proposed Transactions, failure to realize the expected benefits of the Proposed Transactions, negative effects of announcement or consummation of the Proposed Transactions on the market price of our common stock, and significant transaction costs, unknown liabilities and/or unanticipated expenses such as litigation expenses. In addition, if and when the Proposed Transactions are consummated, there will be risks and uncertainties related to our ability to successfully integrate the acquired assets. In addition, all forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, legal and environmental risks, drilling and other operating risks, regulatory changes, commodity price volatility and the recent significant decline of the price of natural gas, NGLs, and oil, inflation, lack of availability of drilling, production and processing equipment and services, our failure to realize the expected benefits of our drilling joint venture with Sequel Energy Group LLC and to effectively implement such transaction, counterparty credit risk, the uncertainty inherent in estimating natural gas, NGLs and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” of our Annual Report on Form 10-K, filed with the SEC on March 3, 2017, and “Item 1A. Risk Factors” of our Quarterly Reports on Form 10-Q.

Reserve engineering is a process of estimating underground accumulations of natural gas, NGLs and oil that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions could change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of natural gas, NGLs and oil that are ultimately recovered.

Should one or more of the risks or uncertainties described in this information statement occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in or incorporated by reference into this information statement are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect new information obtained or events or circumstances that occur after the date of this information statement.

ACTIONS BY WRITTEN CONSENT

Issuance of Shares of Our Common Stock

On December 8, 2017, a special committee of our board of directors (the “Special Committee”), which consists solely of independent and disinterested directors and was delegated the full authority of the board of directors to review, evaluate, investigate, pursue and negotiate the terms and conditions of the Proposed Transactions (as defined below), determined that (i) the Travis Peak Acquisition, (ii) the Purchase and Sale Agreement, (iii) the Option Agreement (the “Option Agreement”), by and among Cardinal Midstream II, LLC (“Cardinal Parent”), Cardinal NE Holdings, LLC, a wholly owned subsidiary of Cardinal Parent (“Cardinal Holdings”), Cardinal NE Midstream, LLC, a wholly owned subsidiary of Cardinal Holdings, the Company, Eclipse Resources Midstream, LP, a wholly owned subsidiary of the Company (“Eclipse Midstream”), and Eclipse PA, pursuant to which, among other things, Eclipse Midstream acquired an exclusive right and option to purchase from Cardinal Parent all of the outstanding equity interests of Cardinal Holdings for an aggregate purchase price of $18.3 million to be paid in cash in accordance with the form of Membership Interests Purchase Agreement (the “Membership Interests Purchase Agreement,” and together with the Purchase and Sale Agreement and the Option Agreement, the “Transaction Documents”), by and among Cardinal Parent, Cardinal Holdings, Eclipse Midstream and the Company, attached thereto (the “Cardinal Acquisition,” and together with the Travis Peak Acquisition, the “Proposed Transactions”), (iv) the form of the Membership Interests Purchase Agreement, (v) the Cardinal Acquisition, and (vi) the other transactions contemplated by the Transaction Documents were advisable and fair to, and in the best interests of, the Company and its stockholders. The Special Committee approved the Proposed Transactions, the Transaction Documents and the other transactions contemplated thereby and recommended that our board of directors approve and authorize the Proposed Transactions, the Transaction Documents and the other transactions contemplated thereby, submit the issuance of the Common Stock Consideration to the holders of our common stock, and resolve to recommend that our stockholders approve such issuance of common stock, all of which actions our board of directors took on December 8, 2017.

Pursuant to the Purchase and Sale Agreement, the number of shares of our common stock to be issued to Travis Peak as the Common Stock Consideration will equal the Purchase Price divided by the 30 consecutive-day volume weighted average price per share of our common stock ending on the second trading day immediately preceding the closing date (the “Closing Date VWAP”); provided, that the Purchase and Sale Agreement includes a collar mechanism that provides if the Closing Date VWAP is less than $2.35, then the Closing Date VWAP will equal $2.35 and if the Closing Date VWAP is more than $2.60, then the Closing Date VWAP will equal $2.60. In the Travis Peak Acquisition, we expect to be issuing shares of common stock in excess of 1% of our outstanding common stock prior to such issuance.

Because our common stock is traded on the NYSE, we are subject to Section 312.03 of the NYSE’s Listed Company Manual (“Rule 312”), which requires that we obtain stockholder approval before issuing shares of common stock in excess of 1% of our outstanding common stock prior to such issuance to certain related parties, including, in this instance, Travis Peak. Pursuant to Section 228 of the DGCL and Section 2.14 of our amended and restated bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. On December 8, 2017, we entered into the Purchase and Sale Agreement, pursuant to which we agreed to issue the Common Stock Consideration to Travis Peak as consideration for the Travis Peak Acquisition, and the EnCap Funds, the holders of an aggregate of 172,955,027 shares of our common stock, which represents a majority of our outstanding shares of common stock, approved by written consent (the “Written Consent”) the issuance of the Common Stock Consideration.

No Further Stockholder Action Needed

As a result of the Written Consent, the requisite stockholder approval of the issuance of the Common Stock Consideration has been received as required under Rule 312 and the DGCL. Accordingly, all corporate approvals by or on behalf of the Company required for the matters referred to herein have been obtained and no further votes will be needed. We expect that the issuance of the Common Stock Consideration will occur on the first business day following the 20th calendar day after the date this information statement is mailed to our stockholders, which is expected to be on or about January 16, 2018 (subject to the satisfaction of customary closing conditions and Common Stock Consideration issuable at the Second Closing, if applicable). Our board of directors does not intend to solicit any proxies or consents in connection with the foregoing actions.

This information statement is furnished solely for the purpose of informing and notifying stockholders regarding the actions taken by the Written Consent and is being provided pursuant to the requirements of Rule 14c-2 promulgated under Section 13 of the Exchange Act and Section 228(e) of the DGCL.

Reasons for the Actions Taken

We agreed to issue the Common Stock Consideration to Travis Peak as 100% of the consideration for the Travis Peak Acquisition.

Effects of the Proposed Issuance

The issuance of a significant amount of common stock may adversely affect the price of our common stock or result in significant dilution to our stockholders, and result in our stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Company. We have agreed to enter into a registration rights agreement in connection with the closing of the Travis Peak Acquisition, pursuant to which we will agree to register the resale of the Common Stock Consideration. The influx of such a substantial number of shares of common stock into the public market could have a significant negative effect on the trading price of our common stock. As of December 8, 2017, approximately 262,740,355 shares of common stock were outstanding, and approximately 37,901,464 additional shares of common stock are expected to be issued upon the closing of the Travis Peak Acquisition, assuming no adjustments to the Purchase Price and a Closing Date VWAP of $2.4722, which was the volume weighted average price per share of our common stock for the 30 consecutive-day trading period ending on and including December 6, 2017. Issuance of these shares of common stock will substantially dilute the ownership interests of our existing stockholders who are not receiving the Common Stock Consideration. The potential issuance of such additional shares of common stock may create downward pressure on the trading price of our common stock. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may also have a negative effect on the market price of our common stock.

NO DISSENTER’S RIGHTS

The corporate action described in this information statement will not afford to stockholders the opportunity to dissent from the actions described herein or to receive an agreed or judicially appraised value for their shares.

INTEREST OF CERTAIN PERSONS IN THE ACTIONS TAKEN

As disclosed under “Actions by Written Consent,” the Special Committee, which consists solely of independent and disinterested directors, and our board of directors approved the Transaction Documents and the Proposed Transactions, including the issuance of the Common Stock Consideration, and the EnCap Funds approved the issuance of the Common Stock Consideration. Travis Peak, which will receive the Common Stock

Consideration, is an affiliate of EnCap. The EnCap Funds, which are affiliates of EnCap, collectively beneficially own 172,955,027 shares of our common stock. In addition, members of our board of directors are affiliated with EnCap. For additional information about the interests of our directors and officers in the issuance of the Common Stock Consideration, see “Security Ownership of Certain Beneficial Owners and Management.”

THE COMPANY

We are an independent exploration and production company engaged in the acquisition and development of oil and natural gas properties in the Appalachian Basin. As of September 30, 2017, we had assembled an acreage position approximating 206,000 net acres in Eastern Ohio, which excludes any acreage currently pending title. Approximately 99,000 of our net acres are located in the Utica Shale fairway, which we refer to as the Utica Core Area, and approximately 15,000 of these net acres are also prospective for the highly liquids rich area of the Marcellus Shale in Eastern Ohio within what we refer to as our Marcellus Area. We are the operator of approximately 92% of our net acreage within the Utica Core Area and our Marcellus Area. We intend to focus on developing our substantial inventory of horizontal drilling locations during commodity price environments that will allow us to generate attractive returns and will continue to opportunistically add to this acreage position where we can acquire acreage at attractive prices.

As of September 30, 2017, we, or our operating partners, had commenced drilling 227 gross wells within the Utica Core Area and our Marcellus Area, of which 5 gross were top holed, 2 gross were drilling, 15 gross were awaiting completion or were in the process of being completed, 3 gross were awaiting midstream, and 202 gross had been turned to sales. As of September 30, 2017, we were operating 2 horizontal rigs in the Utica Core Area. We had average daily production for the three months ended September 30, 2017 of approximately 352.8 MMcfe comprised of approximately 82% natural gas, 13% NGLs and 5% oil.

We are a Delaware corporation known as “Eclipse Resources Corporation.” Our principal executive offices are located at 2121 Old Gatesburg Road, Suite 110, State College, Pennsylvania 16803, telephone number (814) 308-9754, and our website can be found at www.eclipseresources.com. We make our periodic reports and other information filed with, or furnished to, the SEC available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with, or furnished to, the SEC. Unless specifically incorporated by reference herein, the information on, or otherwise accessible through, our website or any other website is not incorporated by reference herein and does not constitute a part of this information statement.

RECENT DEVELOPMENTS

Travis Peak Acquisition

On December 8, 2017, we entered into the Purchase and Sale Agreement pursuant to which we agreed to issue the Common Stock Consideration to Travis Peak as consideration for the Travis Peak Acquisition. The issuance of the Common Stock Consideration will be made pursuant to the private placement exemption from registration provided in Regulation D, Rule 506, and under Section 4(2) of the Securities Act. We expect the closing of the Travis Peak Acquisition and the issuance of the Common Stock Consideration to take place on or about January 16, 2018 (subject to the satisfaction of customary closing conditions). The Purchase and Sale Agreement has an effective date of September 1, 2017 and contemplates a second closing for purposes of curing any title or environmental defects with respect to the properties being acquired by Eclipse PA in the Travis Peak Acquisition.

Travis Peak, as a holder of our common stock, will have the same voting rights as the current holders of common stock. The issuance of the Common Stock Consideration to Travis Peak will not be registered under the

Securities Act or any state securities laws, and absent an effective registration statement or an exemption from registration, may not be offered or resold. In connection with the closing of the Travis Peak Acquisition, we agreed to enter into a registration rights agreement with Travis Peak pursuant to which, among other things, (i) we will use commercially reasonable efforts to prepare and file with the SEC a Registration Statement of the Company (the “Mandatory Shelf Registration Statement”) on Form S-3 (or, if we are not eligible to use Form S-3, on Form S-1) no later than March 31, 2018 to register the offer and resale, on a continuous or delayed basis pursuant to Rule 415 under the Securities Act, of the shares of our common stock to be issued to Travis Peak under the Purchase and Sale Agreement, and (ii) if we propose to register an offering of common stock at a time when the Mandatory Shelf Registration Statement is not then effective (subject to certain exceptions), we will notify all holders of registrable securities to allow them to include a specified number of their shares of our common stock in that offering.

For additional information about the terms of the common stock to be issued to Travis Peak as the Common Stock Consideration pursuant to the Purchase and Sale Agreement, see “Description of Capital Stock.” For additional information about the terms of the registration rights agreement that we have agreed to enter into in connection with the closing of the Travis Peak Acquisition, see “Registration Rights.”

Option to Acquire Cardinal Midstream

On December 8, 2017, the Company, Eclipse PA and Eclipse Midstream entered into the Option Agreement with Cardinal Parent, Cardinal Holdings and Cardinal NE Midstream, LLC, pursuant to which, among other things, Eclipse Midstream acquired an exclusive right and option to purchase from Cardinal Parent all of the outstanding equity interests of Cardinal Holdings for an aggregate purchase price of $18.3 million to be paid in cash in accordance with the Membership Interests Purchase Agreement. The Option Agreement contains customary representations, warranties and covenants and provides that the option granted to Eclipse Midstream will begin on the closing of the Travis Peak Acquisition and will expire as of the close of business on June 30, 2018 if not exercised prior to such time.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock (i) as of December 8, 2017 and (ii) as adjusted as of such date to reflect the issuance of the Common Stock Consideration in connection with the Travis Peak Acquisition, by:

•	each person to be known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

As of December 8, 2017, approximately 262,740,355 shares of our common stock were outstanding. Unless otherwise noted, the mailing address of each person or entity named in the table below is c/o Eclipse Resources Corporation, 2121 Old Gatesburg Road, Suite 110, State College, Pennsylvania 16803.

	Before Issuance of Common Stock Consideration		After Issuance of Common Stock Consideration
Name and Address of Beneficial Owner	Number of Shares	Percent of Class(1)	Number of Shares(2)	Percent of Class(2)
5% Stockholders:
The EnCap Funds (3)	172,955,027	65.8%	172,955,027	57.5%
Travis Peak (4)	—	—	37,901,464	12.6%
Directors and Named Executive Officers:
Martin D. Phillips (3)	23,373	*	23,373	*
Robert L. Zorich (3)	23,373	*	23,373	*
Douglas E. Swanson, Jr. (3)	23,373	*	23,373	*
Mark E. Burroughs, Jr. (3)	23,373	*	23,373	*
Richard D. Paterson	75,189	*	75,189	*
Randall M. Albert	75,189	*	75,189	*
Joseph C. Winkler, III	80,689	*	80,689	*
Benjamin W. Hulburt (5)	1,225,643	*	1,225,643	*
Christopher K. Hulburt (6)	460,827	*	460,827	*
Matthew R. DeNezza	104,528	*	104,528	*
All directors and executive officers as a group (12 individuals)	2,657,075	1.0%	2,657,075	*

*	Less than 1%

(1) Based on 262,740,355 shares of our common stock outstanding as of December 8, 2017.

(2) Assumes the issuance of 37,901,464 shares of our common stock as the Common Stock Consideration for the Travis Peak Acquisition, which was calculated by dividing the Purchase Price, assuming no adjustments under the Purchase and Sale Agreement, by $2.4722, which was the volume weighted average price per share of our common stock for the 30 consecutive-day trading period ending on and including December 6, 2017.

(3) EnCap Partners, LLC (“EnCap Partners”), through its indirect control of the sole general partners of the EnCap Funds, shares the power to vote or to direct the vote and to dispose or to direct the disposition of the shares of common stock held by the EnCap Funds. The business address for EnCap Partners and the EnCap Funds is 1100 Louisiana Street, Suite 4900, Houston, Texas 77002. Messrs. Philips, Zorich, Swanson and Burroughs serve in various functions and capacities for EnCap.

(4) The business address for Travis Peak is 9020 N Capital of Texas Hwy., Bldg. 1, Suite 170, Austin, Texas 78759. Travis Peak is an affiliate of EnCap, and as a result, Travis Peak may be deemed to beneficially own the shares of our common stock held by the EnCap Funds and/or the EnCap Funds may be deemed to beneficially own the shares of our common stock expected to be issued to Travis Peak upon the closing of the Travis Peak Acquisition.

(5) Includes shares that are held directly by Benjamin W. Hulburt and shares held by The Hulburt Family II Limited Partnership, which is controlled by Benjamin W. Hulburt.

(6) Includes shares that are held directly by Christopher K. Hulburt and shares held by CKH Partners II, L.P., which is controlled by Christopher K. Hulburt.

DESCRIPTION OF OUR CAPITAL STOCK

Set forth below is a description of the material terms of our capital stock. However, this description is not complete and is qualified by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, copies of which have been filed with the SEC and are incorporated by reference into this information statement. Please read “Where You Can Find More Information; Incorporation by Reference.” You should also be aware that the summary below does not give full effect to the provisions of statutory or common law that may affect your rights as a stockholder.

Authorized Capital Stock

Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value of $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of December 8, 2017, we had approximately 262,740,355 shares of common stock outstanding and no shares of preferred stock outstanding, which does not include the shares of our common stock that we expect to issue as consideration to Travis Peak for the Travis Peak Acquisition, as described herein.

Selected provisions of our amended and restated certificate of incorporation and our amended and restated bylaws are summarized below. However, you should read these documents, which are filed as exhibits to our periodic filings with the SEC and incorporated herein by reference, for other provisions that may be important to you. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law that may affect your rights as a stockholder.

Common Stock

Voting rights. Each share of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and has the exclusive right to vote for the election of directors. Stockholders do not have the right to vote cumulatively in the election of directors. Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to our amended and restated certificate of incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of any outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our amended and restated certificate of incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the DGCL.

Dividends, distributions and stock splits. Subject to prior rights and preferences that may be applicable to any outstanding shares or series of preferred stock, holders of common stock are entitled to receive ratably in proportion to the shares of common stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets in proportion to the shares of common stock held by them that are remaining after payment or provision for payment of all of our debts and obligations and after distribution in full of preferential amounts to be distributed to holders of outstanding shares of preferred stock, if any.

Fully paid. All shares of common stock outstanding are fully paid and non-assessable, and the shares of common stock to be issued upon the closing of the Travis Peak Acquisition will be fully paid and non-assessable.

Other rights. Holders of common stock have no preferences or rights of conversion, exchange, preemption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock. Each class or series of preferred stock will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock certificate of designations, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise, or the removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

Section 203 of the DGCL prohibits a Delaware corporation, including those whose securities are listed for trading on the NYSE, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to the time that such stockholder became an interested stockholder, the board of directors approved the transaction which resulted in such stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders, and not by written consent, by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

We have elected not to be subject to the provisions of Section 203 of the DGCL.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests.

Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

•	Establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year unless the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date. Our amended and restated bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

•	Provide our board of directors the ability to authorize undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

•	Provide that the authorized number of directors may be changed only by resolution of the board of directors.

•	Provide that all vacancies, including newly created directorships, may, except as otherwise required by law, the rights of holders of a series of preferred stock or then-applicable terms of the Stockholders Agreement by and among the Company and certain of its stockholders, dated as of June 25, 2014, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

•	At any time after EnCap and its respective affiliates no longer collectively beneficially own more than 50% of the outstanding shares of our common stock:

•	Provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders unless previously approved by our board of directors, subject to the rights of the holders of any series of preferred stock with respect to such series (prior to such time, such actions may be taken without a meeting by written consent of holders of common stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted).

•	Provide our amended and restated certificate of incorporation and amended and restated bylaws may only be amended by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock of the Company entitled to vote, voting together as a single class, in addition to any other vote that may be required by law, our amended and restated certificate of incorporation or our amended and restated bylaws (prior to such time, our amended and restated certificate of incorporation and amended and restated bylaws may be amended by the affirmative vote of the holders of a majority of the voting power of the outstanding stock of the Company, voting as a single class, in addition to any other vote that may be required by law, our amended and restated certificate of incorporation or our amended and restated bylaws).

•

Provide that special meetings of our stockholders may only be called by the board of directors (pursuant to a resolution adopted by a majority of the total number of directors that the Company would have if there were no vacancies), the chief executive officer or the chairman of the board

(prior to such time, a special meeting may also be called at the request of stockholders holding a majority of the outstanding shares of our common stock).

•	Provide for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms, other than directors which may be elected by holders of preferred stock, if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

•	Provide that we renounce any interest in existing and future business opportunities of EnCap and any of its officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than our directors and officers that are presented business opportunities in writing in their capacity as our directors or officers) and that they have no obligation to offer us those opportunities.

•	Provide that our amended and restated bylaws can be amended at any regular or special meeting of stockholders or by the board of directors, including the requirement that any amendment by the stockholders at a meeting, at any time after EnCap and its respective affiliates no longer collectively own more than 50% of the outstanding shares of our common stock, be upon the affirmative vote of at least 66 2/3% of the outstanding voting power of shares of stock entitled to vote, voting together as a single class (prior to such time, our amended and restated bylaws may be amended by the affirmative vote of holders of a majority of the voting power of the outstanding stock of the Company, voting together as a single class).

Forum Selection

Our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, subject to such Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants therein, be the sole and exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees, or agents to us or our stockholders;

•	any action asserting a claim against us arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; and

•	any action asserting a claim against us that is governed by the internal affairs doctrine.

Our amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this forum selection provision. However, it is possible that a court could find our forum selection provision to be inapplicable or unenforceable.

Limitation of Liability and Indemnification Matters

Our amended and restated certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Therefore, pursuant to Delaware law, our amended and restated certificate of incorporation provides that directors of the company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal, or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal, or modification.

Our amended and restated certificate of incorporation and amended and restated bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also permit us to purchase insurance on behalf of any officer, director, employee, or other agent for any liability arising out of that person’s actions as our officer, director, employee, or agent, regardless of whether Delaware law would permit indemnification. We have obtained directors’ and officers’ insurance to cover our directors, officers, and some of our employees for certain liabilities. We have entered into indemnification agreements with each of our current directors and officers and intend to enter into indemnification agreements with each of our future directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our amended and restated certificate of incorporation and the indemnification agreements facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our common stock is listed on the NYSE under the symbol “ECR.”

REGISTRATION RIGHTS

In connection with the closing of the Travis Peak Acquisition, we agreed to enter into a registration rights agreement with Travis Peak, pursuant to which we will agree to register the resale of the shares of the Common Stock Consideration under the following circumstances.

Mandatory Shelf Registration. Pursuant to the registration rights agreement, we will use commercially reasonable efforts to prepare and file with the SEC the Mandatory Shelf Registration Statement on Form S-3 (or, if we are not eligible to use Form S-3, on Form S-1) no later than March 31, 2018 to register the offer and resale, on a continuous or delayed basis pursuant to Rule 415 under the Securities Act, of the shares of the Common Stock Consideration to be issued to Travis Peak under the Purchase and Sale Agreement.

Piggyback Registration. Pursuant to the registration rights agreement, if we propose to register an offering of common stock at a time when the Mandatory Shelf Registration Statement is not then in effect (subject to certain exceptions), we will notify all holders of registrable securities to allow them to include a specified number of their shares of our common stock in that offering.

Expenses. The Company will be required to pay all registration expenses incident to the performance of or compliance with any registration pursuant to the registration rights agreement.

STOCKHOLDERS SHARING AN ADDRESS

The Company will deliver only one information statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We undertake to deliver promptly, upon written or oral request, a separate copy of this information statement to a stockholder at a shared address to which a single copy of the information statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of the information statement by contacting us at the address or phone number set forth above. Conversely, if multiple stockholders sharing an address receive multiple information statements and wish to receive only one, such stockholders can notify us at the address or phone number set forth above.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file periodic reports, proxy and information statements and other information with the SEC in accordance with the requirements of the Exchange Act. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You also may read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our common stock is listed and traded on the NYSE under the trading symbol “ECR.”

We “incorporate by reference” information into this information statement, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this information statement, and references to this “information statement” include the documents incorporated by reference into this information statement, except for any information superseded by information contained expressly in this information statement, and the information we file later with the SEC will automatically supersede this information. You should not assume that the information in this information statement is current as of any date other than the date on the front page of this information statement.

We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 3, 2017.

•	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2017, June 30, 2017 and September 30, 2017, filed with the SEC on May 9, 2017, August 3, 2017 and November 9, 2017, respectively.

•	Our Current Reports on Form 8-K filed with the SEC on January 3, 2017, March 2, 2017, May 18, 2017, August 7, 2017, August 18, 2017 and December 12, 2017.

Any additional information that we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the delivery of this filing and that is deemed “filed” with the SEC, will automatically update and supersede this information and be automatically incorporated by reference herein. You may request a copy of all incorporated filings at no cost, by making written or telephone requests for such copies to:

Eclipse Resources Corporation

Attention: Investor Relations

2121 Old Gatesburg Road, Suite 110

State College, Pennsylvania 16803

Phone: (814) 308-9754

You should rely only on the information incorporated by reference or provided in this filing. If information in incorporated documents conflicts with information in this information statement, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. You should not assume that the information in this information statement or any document incorporated by reference is accurate as of any date other than the date of those documents. We have not authorized anyone else to provide you with any information.